                                                                   EXHIBIT 12(b)
                                                                     PAGE 1 of 2


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS





                                                                                                   12 Months
                                                                                                    Ended
                                                              YEAR ENDED DECEMBER 31,              March 31,
                                            -------------------------------------------------      ---------
                                            1990       1991        1992       1993       1994        1995
                                            ----       ----        ----       ----       ----        ----
                                                        (Thousands of Dollars Except Ratios)

Net income for the period . . . . . . .   $294,219   $321,512    $302,748   $297,160    $320,757   $320,755
   Add:
     Taxes based on income  . . . . . .    191,532    218,954     197,009    182,716     203,827    202,214
     Fixed charges (see below)  . . . .    188,698    168,380     136,227    130,914     142,411    143,910
                                          --------   --------    --------   --------    --------   --------

Earnings available for fixed
   charges and preferred stock
   dividend requirements of Company . .   $674,449   $708,846    $635,984   $610,790    $666,995   $666,879
                                          ========   ========    ========   ========    ========   ========

   Fixed charges:
     Interest on debt   . . . . . . . .   $183,215   $163,061    $125,798   $124,430    $135,608   $136,658
     Amortization of premium and
        discount, less expense, on
        debt; and bond defeasance
        cost  . . . . . . . . . . . . .      4,369      4,148       9,521      5,170       5,504      5,505
     Rentals (see note)   . . . . . . .      1,114      1,171         908      1,314       1,299      1,747
                                        ---------- ----------  ---------- ----------  ----------  ---------
        Total fixed charges . . . . . .   $188,698   $168,380    $136,227   $130,914    $142,411   $143,910

Preferred stock dividend requirements
   of Company *(Adjusted for income
   tax effect)  . . . . . . . . . . . .     22,901     22,213      21,852     21,537      20,514     20,457
                                         ---------  ---------   ---------  ---------   ---------  ---------

Total fixed charges and preferred
   stock dividend requirements  . . . .   $211,599   $190,593    $158,079   $152,451    $162,925   $164,367
                                          ========   ========    ========   ========    ========   ========

Ratio of earnings to fixed charges
   and preferred stock dividends  . . .
                                              3.19       3.72        4.02       4.01        4.09       4.06
                                        ========== ==========  ========== ==========  ========== ==========

Note:  Represents the interest factor applicable to rentals.
* See following page for supporting computation.

                                                                   EXHIBIT 12(b)
                                                                     PAGE 2 of 2


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS



                                                                                                12 Months
                                                              YEAR ENDED DECEMBER 31,              Ended
                                          ----------------------------------------------------   March 31,
                                          1990       1991        1992       1993        1994       1995
                                          ----       ----        ----       ----        ----       ----
                                                         (Thousands of Dollars Except Ratios)
Computation of preferred stock
   dividend requirements of Company,
   adjusted for income tax effect*
     Preferred stock dividend require-
        ments of Company, as shown on
        statement of earnings . . . . .    $14,693    $14,059     $14,058    $14,087     $13,252    $13,252

   Less deductible preferred stock
     dividends**  . . . . . . . . . .        2,085      2,085       2,085      1,973       1,816      1,816
                                         ---------  ---------   ---------  ---------   ---------  ---------

   Non-deductible preferred stock
     dividends  . . . . . . . . . . . .   $ 12,608   $ 11,974    $ 11,973   $ 12,114    $ 11,436   $ 11,436
                                          ========   ========    ========   ========    ========   ========

   Excess of net income before income
     taxes over net income (percentage) -
     See note below   . . . . . . .          65.1%      68.1%       65.1%      61.5%       63.5%      63.0%
                                            ------     ------      ------     ------      ------     ------

   Income tax effect on non-deductible
     preferred stock dividends*   . . .     $8,208     $8,154      $7,794     $7,450      $7,262     $7,205
   Add:
     Deductible preferred stock
        dividends (above) . . . . . . .      2,085      2,085       2,085      1,973       1,816      1,816
     Non-deductible preferred stock
        dividends (above) . . . . . . .     12,608     11,974      11,973     12,114      11,436     11,436
                                          --------   --------    --------   --------    --------   --------

   Preferred stock dividend requirements
     of Company, adjusted for income
     tax effect   . . . . . . . . . . .   $ 22,901   $ 22,213    $ 21,852   $ 21,537    $ 20,514   $ 20,457
                                          ========   ========    ========   ========    ========   ========

Note:  Calculated as follows -
        Net income before income
          taxes . . . . . . . . . . . .   $485,751   $540,466    $499,757   $479,876    $524,584   $522,969
        Less net income . . . . . . . .    294,219    321,512     302,748    297,160     320,757    320,755
                                          --------   --------    --------   --------    --------   --------
        Excess - Taxes based on
          income  . . . . . . . . . . .   $191,532   $218,954    $197,009   $182,716    $203,827   $202,214
                                          ========   ========    ========   ========    ========   ========
          - Percentage of net income  .      65.1%      68.1%       65.1%      61.5%       63.5%      63.0%
                                          ========   ========    ========   ========    ========   ========


* Income tax adjustment to reflect pre-tax earnings required to meet preferred stock dividend.

** Dividends deductible on federal income tax return.